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                                    NASDAQ
                            The Nasdaq Stock Market
                     9801 Washingtonian Blvd. - 5th Floor
                            Gaithersburg, MD 20878
                                 202-496-2500
                              (Fax) 202-496-2699


VIA FACSIMILE & REGULAR MAIL

October 6, 1998

Mr. Thomas A. Keith
President and CEO
Compare Generiks, Inc.
300 Oser Avenue
Hauppauge, NY  11788

Dear Mr. Keith:

The purpose of my letter is to bring to your attention a concern regarding the continued listing of Compare Generiks, Inc.'s shares of common stock (COGE) on The Nasdaq SmallCap Market. Based upon the staff's review of the price data covering the last thirty consecutive trade dates, your Company's shares of common stock have failed to maintain a closing bid price greater than or equal to $1.00. To be eligible for continued listing, all securities, the Company's shares of common stock, must maintain a minimum bid price of $1.00.(1)

We recognize this deficiency may be a temporary situation, and no delisting action with respect to the bid price deficiency will be initiated at this time. Instead, the Company will be provided ninety (90) calendar days in which to regain compliance with the minimum bid price requirement.(2) If at anytime within the next ninety calendar days from the date of this letter, the shares of common stock reports a closing bid price of $1.00 or greater for ten consecutive trading days, it will have complied with the minimum bid price requirement.

However, if the Company is unable to demonstrate compliance with the minimum $1.00 bid price on or before the end of the ninety day period January 6, 1999, the Company's securities will be subject to delisting, effective with the close of business on January 6, 1999. To stay the delisting, the Company may request a hearing by the close of business on January 6, 1999. For more information on the hearing process, please contact the Listing Qualifications Hearing Department at (202) 496-2635.


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(1) Marketplace Rule 4310(c)(04).
(2) The ninety day period relates exclusively to the bid price deficiency. The Company may be delisted during the ninety day period for failure to maintain compliance with any other listing requirement for which it is currently on notice or which occurs during the period.

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If you have any questions, concerning the compliance issues discussed above, please call me at (800) 955-8109.

Very truly yours,

s/ Marilyn Bacot

Marilyn Bacot
Analyst
Nasdaq Listing Qualifications

cc:      Cam Funhouser
         Market Surveillance